THIRD AMENDMENT TO LOAN AGREEMENT

This THIRD AMENDMENT TO LOAN AGREEMENT (this “Third Amendment”), effective as of December 20, 2022 (the “Effective Date”), is entered into by and between Bubblr, Inc. (the “Company”), Bubblr Limited (the “Borrower”) and Stephen Morris (the “Lender”).

RECITALS

WHEREAS, this Second Amendment is being entered into with reference to that certain Loan Agreement dated January 10, 2016, as amended firstly on May 23, 2022, and subsequently on September 6, 2022 which, as of September 30, 2022 has a principal balance of £368,623 ($411,789) (the “Loan”) at zero percent interest issued by the Borrower in favor of the Lender;

WHEREAS, the parties desire to amend the Loan to deduct £59,543 in principal in exchange for the Borrower assigning the collection of the debt held in Advances Receivables to the Lender in the amount of £59,543

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.               Definitions.

Capitalized terms used herein without other definition shall have the respective meanings herein assigned to such terms in the Loan.

Section 2.               Decrease in Principal

The Loan shall be decreased by £59,543 in principal for a total principal amount of £309,080.

Section 3.               Assignment of Accounts Receivables from the Borrower to the Lender.

The Lender herby agrees to accept all risks pursuant to the collection of Advances Receivable owed to the Company to the sum of £59,543 and acknowledges that the Company will no longer have any exposure in regards the Advance Receivables due following the transaction.

Section 4.               Effectiveness of Amendment.

The amendment provided in this Amendment shall be conditioned upon, and this Amendment shall not be effective until the execution and delivery of counterparts hereof by the parties hereto.

Section 5.               Miscellaneous.

5.1.            Loan Ratified. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Holder under the Loan; or be construed to alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan, all of which are hereby confirmed and ratified in all respects and shall continue in full force and effect.

5.2.            Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Facsimile signatures shall be considered originals for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

Bubblr, Inc. (the Company)

By: /s/ Steven Saunders

Name: Steven Saunders

Title: CCO

Bubblr Limited (the Borrower)

By: /s/ Steven Saunders

Name: Steven Saunders

Title: CCO

Stephen Morris (the Lender)

/s/ Stephen Morris

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